PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No.	Call/Coll	Account	Officer	Initials
$20,000,000.00	04-24-2003	04-24-2010	1030484			TKH

References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan item. Any item above containing "***" has been omitted due to text length limitations.

Borrower:	RDO HOLDINGS CO. 2829 S UNIV DR FARGO, ND 58106-7160	Lender:	State Bank of Fargo 3100 13th Avenue South P.O. Box 10877 Fargo, ND 58106-0877
Principal Amount: $20,000,000.00	Initial Rate: 4.375%	Date of Note: April 24, 2003

        PROMISE TO PAY.    RDO HOLDINGS CO. ("Borrower") promises to pay to State Bank of Fargo ("Lender"), or order, in lawful money of the United States of America, the principal amount of Twenty Million & 00/100 Dollars ($20,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

        PAYMENT.    Borrower will pay this loan in accordance with the following payment schedule:

    Subject to any payment changes resulting from changes in the Index, Borrower will pay this loan in 27 quarterly principal and accrued interest payments of $870,844.06. Borrower's first payment is due October 24, 2003, and all subsequent payments are due on the same day of each quarter after that. Borrower's final payment will be due on April 24, 2010, and will be for all principal and all accrued interest not yet paid. Payments include principal and accrued interest.

Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual Interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

        VARIABLE INTEREST RATE.    The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the "Prime Rate" as published in the Wall Street Journal (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each day, using the effective date as published in the Wall Street Journal. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 4.250% per annum. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 0.125 percentage points over the Index, adjusted if necessary for any minimum and maximum rate limitations described below, resulting in an initial rate of 4.375% per annum. Notwithstanding the foregoing, the variable interest rate or rates provided for in this Note will be subject to the following minimum and maximum rates. NOTICE: Under no circumstances will the interest rate on this Note be less than 4.375% per annum or more than the maximum rate allowed by applicable law.

        PREPAYMENT.    Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: State Bank of Fargo, 3100 13th Avenue South Fargo, ND 58106-0877.

        LATE CHARGE.    if a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $25.00, whichever is greater.

        INTEREST AFTER DEFAULT.    Upon default, including failure to pay upon final maturity, the total sum due under this Note will bear interest from the date of acceleration or maturity at the variable interest rate on this Note. The interest rate will not exceed the maximum rate permitted by applicable law.

        DEFAULT.    Each of the following shall constitute an event of default ("Event of Default") under this Note:

          Payment Default.    Borrower fails to make any payment when due under this Note.

          Other Defaults.    Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

          Default in Favor of Third Parties.    Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

          False Statements.    Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

          Insolvency.    The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

          Creditor or Forfeiture Proceedings.    Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

          Events Affecting Guarantor.    Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may, but shall not be required to, permit the Guarantor's estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.

          Change In Ownership.    Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

          Adverse Change.    A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

          Insecurity.    Lender in good faith believes itself insecure.

          Cure Provisions.    If any default, other than a default in payment or failure to satisfy Lender's requirement in the Insufficient Market Value of Securities section is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

        LENDER'S RIGHTS.    Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

        ATTORNEYS' FEES; EXPENSES.    Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's reasonable attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including reasonable attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

        JURY WAIVER.    Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

        GOVERNING LAW.    This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of North Dakota. This Note has been accepted by Lender in the State of North Dakota.

        CHOICE OF VENUE.    If there is a lawsuit. Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Cass County, State of North Dakota,

        DISHONORED ITEM FEE.    Borrower will pay a fee to Lender of $20.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

        RIGHT OF SETOFF.    To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at

Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

        LINE OF CREDIT.    This Note evidences a straight line of credit. Once the total amount of principal has been advanced, Borrower is not entitled to further loan advances. Advances under this Note may be requested either orally or in writing by Borrower or as provided in this paragraph. Lender may, but need not, require that all oral requests be confirmed in writing. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender's office shown above. The following persons currently are authorized to request advances and authorize payments under the line of credit until Lender receives from Borrower, at Lender's address shown above, written notice of revocation of their authority: RONALD D OFFUTT, President of RDO HOLDINGS CO.; and ALLAN F KNOLL, Secretary/Treasurer of RDO HOLDINGS CO. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower's accounts with Lender, The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (A) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (B) Borrower or any guarantor ceases doing business or is insolvent; (C) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor's guarantee of this Note or any other loan with Lender; (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender; or (E) Lender in good faith believes itself insecure.

        SUCCESSOR INTERESTS.    The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

        NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES.    Please notify us if we report any inaccurate information about your account(s) to a consumer reporting agency. Your written notice describing the specific inaccuracy(ies) should be sent to us at the following address: State Bank of Fargo 3100 13th Avenue South Fargo, ND 58106-0877.

        GENERAL PROVISIONS.    Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

RDO HOLDINGS CO.

By:
/s/ RONALD D. OFFUTT RONALD D OFFUTT, President of RDO HOLDINGS CO.

PROMISSORY NOTE ADDENDUM

        This addendum supplements the terms of a promissory note of date April 24, 2003 in the original principal sum of $20,000,000.00. Other than specifically stated herein, the terms of said note remain unaltered and fully enforceable.

1)    DEFAULT.

        The subparagraph titled "DEFAULT IN FAVOR OF THIRD PARTIES" is modified as follows:

    Borrower, any Grantor, and/or any Guarantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement or any other agreement in favor of any other creditor or person that in Lender's sole judgment and discretion may materially affect any of Borrower's and/or any Grantor's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents. RDO Construction Equipment Co., RDO Agricultural Equipment Co., RDO Financial Services Co. and/or RDO Material Handling Co. default under any loan, extension of credit, security agreement, purchase or sales agreement or any other agreement in favor of CitiCapital Commercial Corporation, John Deere Construction & Forestry Company, Deere Credit, Inc., and John Deere Company.

        The subparagraph titled "False Statements" is modified as follows:

    Any warranty, representation, statement and/or information made or furnished to Lender by Borrower, any Grantor, any Guarantor, and/or any third party (to extent said third party is required to provide any warranty, representation, information and/or statement to Lender with respect to the Note or any of the related documents) or on behalf of Borrower, any Grantor and/or any Guarantor is false or misleading in any material respect (materiality being subject to the Lender's sole judgment and discretion), either now or at the time made or furnished or becomes false or misleading at any time thereafter.

        The subparagraph titled "Creditor or Forfeiture Proceedings" is modified as follows:

    Commencement of foreclosure or forfeiture proceedings whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower, any Grantor and/or any Guarantor or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower, the involved Grantor and/or the involved Guarantor as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

        The subparagraph titled "Change in Ownership" is modified as follows:

    Any Change in Ownership of the common stock of Borrower that alters the effective control of Borrower from and after the date of this Agreement.

        The subparagraph titled "Adverse Change" is modified as follows:

    A material (subject to Lender's sole judgment and discretion) adverse change occurs in Borrower's, any Grantor's and/or any Guarantor's financial condition or Lender believes the prospect of payment or performance of this Note is impaired.

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        The subparagraph titled "Cure Provisions" is modified as follows:

    If any default, other than a default in payment or failure to satisfy Lender's requirements concerning advances on the Note based on the value of collateral pledged (all as referenced in the Business Loan Agreement of same date as the Note), is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender's sole discretion and judgment to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

2)    LINE OF CREDIT.

        The paragraph titled "LINE OF CREDIT" is modified as follows:

    This Note evidences a straight line of credit. Once the total amount of principal has been advanced, Borrower is not entitled to further loan advances. Advances under this Note may be requested either orally or in writing by Borrower or as provided in this paragraph. Lender may, but need not, require that all oral requests be confirmed in writing. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender's office shown above. The following persons currently are authorized to request advances and authorize payments under the line of credit until Lender receives from Borrower, at Lender's address shown above, written notice of revocation of their authority: RONALD D OFFUTT, President of RDO HOLDINGS CO.; and ALLAN F. KNOLL, Secretary/Treasurer of RDO HOLDINGS CO. Borrower agrees to be liable for all sums either (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (a) Borrower, any Grantor, and/or Guarantor is in default under the terms of this Note or any agreement that Borrower, Grantor, or any Guarantor has with Lender; including any agreement made in connection with the signing of this Note; (B) Borrower, any Grantor, and/or Guarantor ceases doing business or is insolvent; (C) any Guarantor seeks, claims or otherwise attempts to limit, modify or revoke such Guarantor's guarantee of this Note or any other loan with Lender; (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender.

BORROWER:

RDO HOLDINGS CO.

By:
/s/ RONALD D. OFFUTT RONALD D. OFFUTT, President of RDO HOLDINGS CO.

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